                                      PROXY
                               ECHO BAY MINES LTD.

               ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THE 14TH DAY OF MAY 1997

The undersigned shareholder of ECHO BAY MINES LTD. appoints ROBERT LEIGH LECLERC, Q.C. or failing him RICHARD CARL KRAUS, or instead of them or either of them ________________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Annual and Special General Meeting of Shareholders to be held on the 14th day of May 1997, and at any adjournment of the meeting, with the same power the undersigned would have if the undersigned were present at the meeting, or any adjournment of the meeting, and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified below:

1. to vote FOR / / or WITHHOLD vote on / / the election of the following persons as directors: John Norman Abell, Latham Cawthra Burns,
    Pierre Choquette, John Gilray Christy, Peter Clarke, Richard Carl Kraus, Robert Leigh Leclerc, Q.C., John Frederick McOuat, Monica Elizabeth Sloan and Richard Geoffrey Pentland Styles;

2. to vote FOR / / or WITHHOLD vote on / / the appointment of Ernst & Young as auditors;

3. to vote FOR / /, AGAINST / / or WITHHOLD vote on / / an amendment to the employee share incentive plan of the Corporation; and

4. to vote FOR / /, AGAINST / / or WITHHOLD vote on / / establishment of a plan providing for the grant of restricted shares to eligible employees of the Corporation.

    DATED                 , 1997
          ----------------                 ------------------------------------
                                                Signature of Shareholder

(1) If a shareholder specifies a choice with respect to any of the matters indicated above, the shares represented by the proxy will be voted for, against or withheld from voting in respect of the matter on any ballot that may be called for. With respect to the election of directors, a shareholder may withhold authority to vote for a particular nominee but vote for the election of the other nominees by lining through or otherwise striking out the name of any particular nominee and checking the "vote FOR" box.

(2) If this proxy is not dated in the above space, it is deemed to bear the date on which it is mailed by the person making the solicitation.

                                   INSTRUCTIONS

If you are unable to attend the Annual and Special General Meeting of Shareholders in person, please fill in and sign this form of proxy and return it in the envelope provided for that purpose.

1. This proxy is solicited by the Board of Directors and the management of the Corporation.

                                   2. If a shareholder wishes to be represented at the meeting by proxy, the proxy must be dated and executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized.

                                   3.  Unless otherwise indicated, this proxy
                                       will be voted for the election of
                                       directors, for the appointment of
                                       auditors, for the amendment to the
                                       employee share incentive plan and for
                                       the establishment of a plan providing
                                       for the grant of restricted shares to
                                       eligible employees of the Corporation.
                                       This form of proxy confers discretionary authority with respect to any amendments to matters identified in the notice of meeting or other matters that may properly come before the meeting.

                                   4.  A shareholder has the right to appoint
                                       a person other than the persons
                                       designated in this form of proxy as his
                                       proxy to attend and act for him and on
                                       his behalf at the meeting. The person
                                       need not be a shareholder. This right
                                       may be exercised either by inserting in
                                       the space provided the name of the person or by completing another proper form of proxy.

                               ECHO BAY MINES LTD.

                          NOTICE OF ANNUAL AND SPECIAL
                         GENERAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1997



NOTICE IS HEREBY GIVEN that the Annual and Special General Meeting of the shareholders of Echo Bay Mines Ltd. will be held at the St. Lawrence Great Hall, 157 King Street East, Toronto, Ontario on Wednesday, the 14th day of May 1997, at the hour of 11:30 in the morning, for the following purposes:

1. to receive and consider the annual report containing financial statements for the year ended December 31, 1996 together with the report of the auditors thereon;

2.   to elect directors;

3.   to appoint auditors;

4. to consider and approve an amendment to the employee share incentive plan of the Corporation, the details of which are summarized in the accompanying Management Proxy Circular;

5. to consider and approve establishment of a plan providing for the grant of restricted shares to eligible employees of the Corporation, the details of which are summarized in the accompanying Management Proxy Circular; and

6. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 25, 1997 will be entitled to notice of the meeting.

DATED at Edmonton, Alberta, Canada this 31st day of March 1997.

                              By Order of the Board,
                              Lois-Ann L. Brodrick
                              Secretary

NOTE: If you are unable to attend in person, please fill in and sign the enclosed form of proxy and return it to the Secretary of the Corporation in the envelope provided.

                            MANAGEMENT PROXY CIRCULAR

                             SOLICITATION OF PROXIES

     This Management Proxy Circular is furnished in connection with the solicitation by the management of ECHO BAY MINES LTD. (the "Corporation") of proxies to be used at the Annual and Special General Meeting of the shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This material was first sent to shareholders on or about March 31, 1997. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. D.F. King & Company, Inc. will solicit proxies from nominee accounts for a fee of U.S. $20,000 plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.

                      APPOINTMENT AND REVOCATION OF PROXIES


     The persons designated in the enclosed form of proxy are directors of the Corporation. A shareholder has the right to appoint a person other than the persons designated in the accompanying form of proxy to represent him at the meeting. The person need not be a shareholder. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to 11:30 o'clock in the morning local time on May 13, 1997 either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.

     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1 addressed to the Secretary of the Corporation, c/o Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman or Secretary of the Corporation on the day of the meeting, or any adjournment thereof.

                   VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     On March 14, 1997, there were outstanding 139,357,131 common shares of the Corporation, each of which carries with it the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of each matter being submitted to a vote of the shareholders at the meeting. Shares held by a person to whom common shares might be issued under the proposed restricted share grant plan (see page 17) will not be voted on the resolution establishing such plan. As of March 14, 1997, an aggregate of 130,852 common shares were held by such individuals.

     Shareholders of record at the close of business on March 25, 1997 will be entitled to vote at the meeting except to the extent they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established that he owns the shares and, in either case, has demanded not later than May 2, 1997 that his name be included in the list of shareholders entitled to vote at the meeting.

     As of March 14, 1997, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the common shares.

                                VOTING OF PROXIES


     Common shares of the Corporation, represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy, will be voted on any ballot which may be called for in respect of matters referred to in the accompanying notice of meeting and, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. The common shares will be voted in favour of any matter for which no specification has been made.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to matters identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

                              ELECTION OF DIRECTORS


     Under the articles of the Corporation, the Board of Directors may consist of a minimum of three and a maximum of 15 directors. At present, the Board consists of 11 directors and the Board of Directors has fixed the number of directors at 10 for the term of office commencing with this election. Management proposes to nominate and the persons named in the enclosed form of proxy intend to vote for the election of the 10 persons named below, all of whom are already directors. Management does not contemplate that any of the nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting or until a successor is duly elected.


-----------------------------------------------------------------------------------------------------------------------------
Name and municipality                   Age  Director   Principal occupation and           Directorships of other
of residence                                 since      business experience within         public corporations
                                                        the last five years
-----------------------------------------------------------------------------------------------------------------------------
JOHN NORMAN ABELL                       65   1980       Corporate director                 Stelco Inc.; AT Plastics Inc.
(1)(3)(4)
Ramsbury, Wilts., England

LATHAM CAWTHRA BURNS                    66   1980       Corporate director since
(1)(3)(4)                                               June 1995; prior thereto
Toronto, Ontario                                        Honorary Chairman,
                                                        Nesbitt Burns Inc.
                                                        (investment dealers)

                                                      2


-----------------------------------------------------------------------------------------------------------------------------
Name and municipality                   Age  Director   Principal occupation and           Directorships of other
of residence                                 since      business experience within         public corporations
                                                        the last five years
-----------------------------------------------------------------------------------------------------------------------------
PIERRE CHOQUETTE                        54   1996       President and Chief Executive      Methanex Corporation;
(2)(5)(6)                                               Officer, Methanex Corporation      Gennum Corporation
Vancouver, British Columbia                             since 1994; President Novacorp
                                                        International from 1991 to 1994

JOHN GILRAY CHRISTY                     64   1980       Chairman, Chestnut Capital         First Union Bank Advisory
(2)(4)(5)                                               Corporation (holding company)      Board-New Jersey; First
Wyndmoor, Pennsylvania                                  and corporate director             Union Bank Advisory
                                                                                           Board-Philadelphia; The
                                                                                           Philadelphia
                                                                                           Contributionship; The 1838
                                                                                           Bond Debenture Trading
                                                                                           Fund Limited

PETER CLARKE                            66   1993       Consultant - metals and
(3)(5)(6)                                               mining industries since
Nanoose Bay, British Columbia                           December 1992; prior thereto
                                                        Senior Vice President of the
                                                        Corporation

RICHARD CARL KRAUS                      50   1992       President and Chief Executive      St. Mary Land and
Englewood, Colorado                                     Officer of the Corporation since   Exploration Company
                                                        June 1994; prior thereto
                                                        President and Chief Operating
                                                        Officer

ROBERT LEIGH LECLERC, Q.C.              52   1992       Chairman of the Corporation
Highlands Ranch, Colorado                               since May 1996; Chairman and
                                                        Chief Executive Officer of and
                                                        partner in Milner Fenerty
                                                        (barristers and solicitors) from
                                                        December 1993 to June 1996;
                                                        prior thereto partner in Milner
                                                        Fenerty

JOHN FREDERICK McOUAT                   63   1989       President, Watts, Griffis and      Cominco Ltd.; Euro Nevada
(3)(5)(6)                                               McOuat Limited (consulting         Mining Corporation Ltd.;
Toronto, Ontario                                        geologists and engineers)          Bakyrchik Gold PLC

MONICA ELIZABETH SLOAN                  43   1994       President, Telus Advanced
(1)(2)(4)                                               Communications
Calgary, Alberta                                        (telecommunications company)
                                                        since August 1995; prior thereto
                                                        Assistant Vice President Strategy
                                                        Development, Telus Corporation

RICHARD GEOFFREY PENTLAND STYLES        66   1987       Corporate director                 Onex Corp.; Working
(1)(2)(4)                                                                                  Ventures Canadian Fund
Toronto, Ontario                                                                           Inc.; Scott's Restaurants Inc.;
                                                                                           The Geon Company;
                                                                                           Prosource Inc.


(1) Member of the Audit Committee   (4) Member of the Nominating and Corporate
(2) Member of the Compensation          Governance Committee
    Committee                       (5) Member of the Operations Committee
(3) Member of the Finance Committee (6) Member of the Safety and Environment
                                        Committee

               MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS


     In 1996, the Board of Directors held 9 meetings. Effective January 1, 1995, directors received an annual retainer fee of U.S.$10,000 and U.S.$500 for attendance at each meeting of the Board of Directors and of each committee on which they served. The Chairman of the Operations Committee received an additional annual fee of U.S.$15,000 and all other committee chairmen an additional annual fee of U.S.$10,000. Effective July 1, 1996, the annual retainer fee paid directors was increased by U.S.$2,500 and the annual retainer fee paid committee chairmen was reduced by U.S.$2,500. Messrs. Leclerc and Kraus receive meeting attendance fees but do not receive annual retainer fees. The committee chairmen were: Audit - Mr. Burns; Compensation - Mr. Christy; Finance - Mr. Abell; Nominating and Corporate Governance - Mr. Styles; Operations - Mr. Clarke; and Safety and Environment - Mr. McOuat.

     In 1994 the Corporation established a director equity plan which provides for the grant of options to permit eligible directors to acquire common shares of the Corporation. Eligible directors are neither officers nor employees of the Corporation and options may be granted according to a formula which calls for grants annually on the date of the Corporation's annual meeting of shareholders. In no case may the number of shares covered by the grant be less than 2,500 or more than 6,500. The first grants were made June 9, 1994 and each eligible director received an option to acquire 4,600 common shares of the Corporation at a price of Can.$14.625. On June 8, 1995 each eligible director received an option to acquire 6,500 common shares of the Corporation at a price of Can.$12.50. On May 10, 1996 each eligible director received an option to acquire 5,000 common shares of the Corporation at a price of Can.$18.25, the closing price reported by The Toronto Stock Exchange on that date.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the annual financial statements and the annual audit with the Corporation's independent auditors and also reviews quarterly financial information which is published and disseminated to shareholders. The Compensation Committee reviews the performance and recommends the compensation of corporate officers and makes grants under the employee share incentive plan. The Finance Committee reviews the financial structure of the Corporation and makes recommendations as to financial requirements, hedging policies and the use of financial derivatives. The Nominating and Corporate Governance Committee reviews Board responsibilities, structure and composition, and recommends candidates to serve as directors of the Corporation. Committee policy on nominations permits consideration of candidates put forward by shareholders. Any shareholder interested in submitting such a recommendation is required to communicate full details to the Secretary of the Corporation by the end of the calendar year prior to the year in which the nomination will be considered. The Operations Committee reviews and makes recommendations to the Board regarding operations of the Corporation, reserves, life-of-mine plans, the annual operating plan and budget, and the annual exploration program. The Safety and Environment Committee reviews the Corporation's safety and environmental policies, procedures and practices.

     During 1996 the Audit Committee met five times, the Compensation Committee four times, the Finance Committee twice, the Nominating and Corporate Governance Committee three times, the Operations Committee twice and the Safety and Environment Committee twice. Mr. Ferrer, who is not standing for re-election, attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Toronto Stock Exchange requires companies listed on that Exchange to disclose their approach to corporate governance in their annual reports or information circulars and make the disclosure with reference to published guidelines (the "Guidelines"). The following discusses the Corporation's adherence to the Guidelines.

MANDATE OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing the business and affairs of the Corporation. This responsibility manifests itself in many ways such as reviewing and approving strategic and operating plans. The Board must identify the principal risks of the business and ensure they are effectively monitored and controlled. The Board is responsible for corporate governance generally and for specific tasks such as selecting a chief executive officer, assessing that individual's performance and replacing that individual if appropriate. It is also responsible for all key executive appointments and for setting equitable compensation for these and other executives.

     The Board must ensure there is a sound basis for making key business decisions, facilitate realization of corporate goals and ensure compliance, to the greatest extent possible, with sound safety and environmental standards. It must also make certain that the Corporation has sufficient financial resources to meet its commitments.

     In all instances the Board must ensure that the interests of shareholders, creditors, employees and the communities in which the Corporation operates are properly served. The Board must be able and willing to take action, separate from management, on issues which by law or practice require independent thought and action. In all of this the Board has a duty to be certain the Corporation acts in a lawful, ethical and responsible manner.

COMPOSITION OF THE BOARD

     The Guidelines require the Corporation to address the extent to which the Board has a majority of unrelated directors and the basis for reaching this conclusion. An "unrelated director" is defined as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation. Of the present 11 directors, eight are unrelated. Each of them has business and other interests entirely unrelated to those of the Corporation other than interests arising from holding shares of the Corporation. The shareholding issue is immaterial as no single shareholder or shareholder group, to the knowledge of management, has more than a five percent beneficial interest in the shares of the Corporation. Of the three directors who do not meet the "unrelated" test, only two (Messrs. Leclerc and Kraus) are employed by the Corporation. Mr. McOuat is a principal in a firm which from time to time provides consulting services to the Corporation.

The amount of business done by that firm for the Corporation does not represent a material percentage of its gross annual revenue.

INDEPENDENT FUNCTIONING OF THE BOARD

     To ensure the independence of the Board from management, the positions of chairman and chief executive officer are separate. The Board has a Nominating and Corporate Governance Committee which makes recommendations to the Board as to which directors are "unrelated", reviews compliance with the Guidelines and other relevant corporate governance requirements, and periodically develops Board succession plans. It also reviews the effectiveness of the Board, its committees and individual members and recommends to the Board position descriptions for the chairman, the president and chief executive officer and the Board itself. All of this is in addition to the committee's duty to search for and recruit new directors.

     The Board allows each director to seek the advice of independent experts, if deemed appropriate. The relevant procedure in this case calls for a director obtaining the approval of an appropriate Board committee not chaired by that director.

BOARD COMMITTEES

     The Board committees and their mandates are described at page 4 of this management proxy circular. All members of the Audit, the Compensation and the Nominating and Corporate Governance Committees are unrelated, outside directors. All but one member of the Finance, the Operations and the Safety and Environment Committees are unrelated, outside directors.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD

     Prior Board approval is required for all acquisitions of other companies, sale of securities of the Corporation, incurring debt except under approved credit arrangements with banks and financial institutions, and employment and compensation arrangements for officers of the Corporation. Board or Operations Committee approval is required for capital expenditures in excess of U.S.$2,500,000.

SHAREHOLDER FEEDBACK

     Shareholders are encouraged to convey their concerns to management. They may do so by writing to the Corporation's Investor Relations Department.

THE BOARD'S EXPECTATIONS OF MANAGEMENT

     The Board expects management to conduct the business of the Corporation in keeping with the strategic and operating plans adopted by the Board. Management is also expected to assess the potential of properties to become profitable commercial producers of gold and other metals, and to develop plans, arrange financing and hire and train capable staff in order to bring these properties into production. At the same time, it is expected the major mines that today provide essentially all of the Corporation's cash flow will be effectively managed.

     The Board expects that the capable management of today's producing mines and the successful execution of the plans management has been developing on exploration and development properties can increase shareholder value. The Board believes the elements necessary for success are in place.

                               SECURITY OWNERSHIP

     The following table shows equity securities of the Corporation beneficially owned as of March 14, 1997 by all directors of the Corporation, the Chief Executive Officer and next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.

                                                    Options to acquire common
                      Amount and nature of          shares of the Corporation
 Beneficial Owner    beneficial ownership as       exercisable within 60 days
                       of March 14, 1997                 of March 14, 1997
--------------------------------------------------------------------------------
John N. Abell                10,000                            5,175
Robert C. Armstrong          27,944                          208,923
John L. Azlant               11,000                           76,620
Latham C. Burns               2,000                            5,175
Peter H. Cheesbrough         21,368                          107,487
Pierre Choquette              1,500                              --
John G. Christy              42,553                            5,175
Peter Clarke                 30,000                          194,542
Carlos A. Ferrer              6,150                            4,025
Richard C. Kraus             65,194                          328,228
Robert L. Leclerc, Q.C.      10,000                          136,000
John F. McOuat                2,791                            3,550
Monica E. Sloan               1,500                            5,175
R. Geoffrey P. Styles         2,000                            5,175
Robert D. Wunder               --                             15,750
Directors and executive   1,355,774(1)(2)(3)
officers as a group

(1) Represents 0.96 percent of the outstanding common shares of the Corporation.
(2) Includes 1,120,774 common shares which directors and officers have the right to acquire within 60 days of March 14, 1997.
(3) No individual director or officer owns common shares of the Corporation representing 1.0 percent or more of the number of outstanding shares.

                               LIABILITY INSURANCE

     The Corporation has purchased insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as directors or officers of the Corporation. The indemnification is extended to directors and officers provided they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was U.S.$120,000; the policy coverage is U.S.$35,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years.

-------------------------------------------------------------------------------------------------------------------
                                                                                    Long-Term
                                                          Annual Compensation      Compensation
                                                     ---------------------------  --------------
                                                                                      Share            All Other
                                                        Salary          Bonus        Option          Compensation
     Name/Principal Position                  Year      (U.S.$)        (U.S.$)       Awards (#)         (U.S.$)
-------------------------------------------------------------------------------------------------------------------
     RICHARD C. KRAUS                         1996     $423,582      $      --      110,547           $ 46,099(1)
     Director, President and                  1995      372,274        186,137      143,328            219,958
     Chief Executive Officer                  1994      346,519        118,042       93,172             39,224
-------------------------------------------------------------------------------------------------------------------
     ROBERT C. ARMSTRONG                      1996     $264,630      $  20,997       83,790           $ 28,665(1)
     Executive Vice-President                 1995      260,592        130,296       79,332            158,945
                                              1994      240,293         77,339       65,220             26,816
-------------------------------------------------------------------------------------------------------------------
     PETER H. CHEESBROUGH                     1996     $199,462      $  33,283       39,481           $ 10,928(1)
     Senior Vice President, Finance           1995      172,000         68,800       64,272             73,614
     and Chief Financial Officer              1994      160,000         43,528       30,936              9,000
-------------------------------------------------------------------------------------------------------------------
     ROBERT D. WUNDER                         1996     $156,385      $  64,340      100,507           $  3,069(1)
     Senior Vice President,
     Project Development
-------------------------------------------------------------------------------------------------------------------
     JOHN L. AZLANT                           1996     $189,515      $  12,968       37,507           $ 10,309(1)
     Senior Vice President,                   1995      164,800         65,920       94,608             75,797
     Corporate Development                    1994      160,000         43,528       30,936              8,123
-------------------------------------------------------------------------------------------------------------------

(1) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.

EXECUTIVE CASH INCENTIVE PLAN

     The Corporation has an executive cash incentive plan (the "ECIP") under which certain executive officers and key employees are eligible to receive, in addition to their base salary, incentive compensation if performance objectives related to the Corporation's annual operating plan have been met. A participant in the ECIP received for 1996 a percentage of base salary if the Corporation met certain performance standards considered applicable to the participant. Awards earned and paid to executive officers and key employees under the ECIP for 1996 aggregated U.S.$535,346. The amounts paid to the Chief Executive Officer and the next four most highly compensated executive officers are shown in the Summary Compensation Table at page 8 under "Bonus".

SHARE OPTIONS

     The Corporation has adopted a share incentive plan which provides for the grant of options to purchase common shares to directors, officers and employees. The number of common shares currently authorized under the plan is 8,000,000. The exercise price of all options granted to date has been 100 percent of the market value of the common shares on the date of each grant. Options may be granted for a term of not more than 10 years and must be granted at no less than 100 percent of fair market value on the date of grant. The exercise price must be paid in full at the time of exercise of an option and may be paid either in cash or by the surrender or delivery to the Corporation of common shares.

     The Compensation Committee of the Board of Directors exercises its judgment as to eligibility for participation in the plan and the amount of any particular grant. It also determines the date on which each option shall become exercisable and may provide that options shall be exercisable in installments. The Committee may in its sole discretion accelerate the time at which any option may be exercised in whole or in part. Such discretion may be exercised in any circumstances deemed appropriate by the Committee including, but without limitation, the threat (actual or perceived) of a take-over bid for voting control of the Corporation.

     At March 14, 1997 options to purchase a total of 4,287,410 common shares were outstanding with an average exercise price per common share of Can.$12.86.

     The following table shows option grants in the last fiscal year to the Chief Executive Officer and the next four most highly compensated executive officers.

                             OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                          Individual Grants                                       Grant Date Value
-----------------------------------------------------------------------------------------------------------------------
                                                   Percent of
                                                  Total Options
                                                   Granted to
                                                   Employees     Exercise or                        Grant Date
                                       Options     in Fiscal     Base Price                       Present Value
       Name                           Granted (#)    Year       (Can.$/Sh)(1)  Expiration Date       U.S.$(2)
-----------------------------------------------------------------------------------------------------------------------
       Richard C. Kraus                110,547       10.4          $10.70      Oct. 30, 2006        $394,653
-----------------------------------------------------------------------------------------------------------------------
       Robert C. Armstrong              15,200        1.4          $19.625     Feb. 14, 2006          97,432
                                        68,590        6.4          $10.70      Oct. 30, 2006         244,866
-----------------------------------------------------------------------------------------------------------------------
       Peter H. Cheesbrough             39,481        3.7          $10.70      Oct. 30, 2006         140,947
-----------------------------------------------------------------------------------------------------------------------
       Robert D. Wunder                 63,000        5.9          $18.875     Mar. 1, 2006          396,900
                                        37,507        3.5          $10.70      Oct. 30, 2006         133,900
-----------------------------------------------------------------------------------------------------------------------
       John L. Azlant                   37,507        3.5          $10.70      Oct. 30, 2006         133,900
-----------------------------------------------------------------------------------------------------------------------

 (1) All grants under the share incentive plan were made for a ten year period at the closing price for the shares as published by The Toronto Stock Exchange on the date of grant. The Compensation Committee of the Board of Directors determines the date on which each option shall become exercisable and has decided that the options shall become exercisable as to 25 percent on each of the first, second, third and fourth anniversaries of the date of grant.

 (2) The Black-Scholes option valuation model has been used to estimate the fair value of options granted, assuming a weighted average option life of six years, risk-free interest rates ranging from 5.40 to 6.64 percent, a dividend yield ranging from 0.53 to 0.94 percent and a volatility factor of 40 percent.

     The following table shows aggregated option exercises in the last fiscal year and year-end option values for the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Value of Unexercised
                                                                   Number of Unexercised           In-The-Money Options
                                      Shares                     Options at Fiscal Year-End    at Fiscal Year-End (U.S.$)(2)
                                     Acquired       Value                    (#)
                                    on Exercise    Realized     ----------------------------- --------------------------------
       Name                            (#)        (U.S.$) (1)    Exercisable    Unexercisable  Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------------
       Richard C. Kraus                --             --           328,228        289,329       $ 14,739         $ --
------------------------------------------------------------------------------------------------------------------------------
       Robert C. Armstrong           16,000        $107,132        200,123        194,389        110,757           8,580
------------------------------------------------------------------------------------------------------------------------------
       Peter H. Cheesbrough            --             --           105,737        114,148         49,133           3,003
------------------------------------------------------------------------------------------------------------------------------
       Robert D. Wunder                --             --             --           100,507           --             --
------------------------------------------------------------------------------------------------------------------------------
       John L. Azlant                  --             --            76,620        136,431           --             --
------------------------------------------------------------------------------------------------------------------------------

   (1) Represents the difference between the market value of the Corporation's common shares on The Toronto Stock Exchange on the date of exercise of the option and the exercise price calculated in Can.$ and converted into U.S.$ using the exchange rate in effect on the date of exercise.

   (2) Represents the difference between the market value of the securities underlying the options calculated in Can.$ using the closing price of the Corporation's common shares on The Toronto Stock Exchange on December 31, 1996 and the exercise price of the options converted to U.S.$ using the year-end exchange rate of Can.$1.3695 = U.S.$1.00.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Kraus, the President and Chief Executive Officer of the Corporation, and the Corporation have entered into a contract which provides for an annual base salary currently set at U.S.$436,800. The contract, which is for an indefinite term, provides for certain lump sum payments if the Corporation terminates Mr. Kraus's employment on fewer than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. In the event that a change of control of the Corporation is followed by a termination of Mr. Kraus's employment under specified circumstances, Mr. Kraus shall be paid a cash payment equal to three times the total of his annual base salary plus bonus at guideline under the executive cash incentive plan. The specified circumstances include (i) the Corporation's termination of Mr. Kraus's employment within two years of a change of control or (ii) a voluntary resignation by Mr. Kraus for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal: the assignment of lower level status or responsibility, a reduction in base salary, a requirement to relocate, or a change in employee participation in or benefits under the Corporation's benefit plans. Additionally, in the final 30 days of the one-year period referred to above, Mr. Kraus may resign for any reason, or no reason at all, and be entitled forthwith to the cash payment calculated as specified above.

     Mr. Leclerc, Chairman of the Corporation, and the Corporation have entered into a contract which provides for an annual base salary set until the end of 1997 at U.S.$350,000. The contract, which is for an indefinite term, provides for certain lump sum payments if the Corporation terminates Mr. Leclerc's employment on fewer than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. In the event that a change of control of the Corporation is followed by a termination of Mr. Leclerc's employment under specified circumstances, Mr. Leclerc shall be paid a cash payment equal to three times the total of his annual base salary. The specified circumstances are the same as those specified in Mr. Kraus's contract and Mr. Leclerc also has the right to resign for any reason, or no reason at all, in the 30 days before the first anniversary of the change of control.

     Messrs. Armstrong, Azlant, Cheesbrough and Wunder, all referred to in the table on page 8, have entered into employment contracts with the Corporation, each for an indefinite term. The contracts are structured on a basis similar to that of Mr. Kraus including the provisions in the case of a change of control.

     All of the employment contracts referred to above also provide that, if a payment is to be made in the context of a change of control followed by termination of employment and the payment when made would constitute a "parachute payment" as defined in the U.S. Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by (or the disallowance of a deduction under) certain provisions of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established in 1983 and has always been comprised of outside directors. Among other activities, the Committee sets guidelines for executive compensation and recommends compensation for executive officers of the Corporation. In the case of share options, the Committee makes the final determination of recipients and the amount of the awards. For other significant components of executive compensation, the Committee recommends action to the full Board of Directors. In all cases the directors have acted upon Compensation Committee recommendations without modification in any material way.

      The following report is submitted by the undersigned directors in their capacity as the Compensation Committee of the Board. Neither this report nor the Performance Graph following it shall be deemed incorporated by reference by any general statement incorporating this proxy circular into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, nor otherwise deemed to be filed under such Acts.

COMPENSATION PHILOSOPHY

     The Corporation's policy on compensation attempts to show consistent application for all executive officers, with variations given to differences in the level of responsibility for certain areas of corporate management, or in the nature of the functions performed by particular individuals or groups. The goals of the compensation program include creating a relationship between business objectives and performance, which will encourage the creation of value for shareholders. Pursuit of such goals requires the establishment of compensation policies which will enable the Corporation to attract, retain and reward executive officers who can effectively contribute to the long-term success of the Corporation. No particular attempt is made to differentiate the Chief Executive Officer for compensation purposes. The Committee views the Chief Executive Officer as one member of the senior management team and applies compensation criteria evenly among them.

     Compensation for the Chairman of the Corporation, who acts in an executive capacity, is set out in the employment agreement described at page
11. The Chairman does not participate in any cash incentive plan nor is he included as a member of the senior management team for purposes of setting base compensation or the award of share options.

     The Committee recognizes that management of a precious metal producer must take the initiative in identifying and developing properties which will be of long-term benefit and create value for shareholders. At the same time, properties which are in production must be judiciously managed, with metal production carefully planned and delivered for sale at an efficient cost for each ounce produced. Management has limited control over the prices at which gold and silver are sold but does attempt to secure prices for a limited part of future production using prudent hedging techniques.

     Regardless of the stage of property activity, management must also be mindful of the need to maintain a safe work environment. The failure to do better than standard in this area should result in a deduction from compensation otherwise payable. In addition, management must take steps to ensure the development of ore reserves and to plan for mining these reserves efficiently and with due regard for cost, safety and environmental concerns. The compensation techniques are designed to give effect to this philosophy.

COMPENSATION COMPONENTS AND PERFORMANCE MEASURES

     In evaluating executive compensation for 1996, the Committee adopted a plan comprising a mix of base compensation (salary), cash bonus and share options to give effect to the general philosophy outlined above. In considering base compensation and the principle of paying according to industry quartile standards, the Committee chose 10 North American precious metal producers as a competitor group. Management and an independent consultant obtained data for the prospective 1996 salary policies of this group. The cash bonus and share option plan components were selected in preference to and exclusion of other alternatives. The Committee considered competitor practices and judged what would best further the interests of the Corporation both short and long term, and also facilitate the objective of attracting, retaining and rewarding quality executives.

     For the salary component, the Committee decided to compensate the most senior executives on a level that would be average (second quartile level) by reference to competitor practices in the North American gold mining industry. The same determination was made for vice presidents and general managers having responsibility in the development or mine management areas. For vice presidents in staff functions, the Committee recommended payment in the third quartile level, meaning they would be paid on a basis whereby 25 percent of their industry counterparts would be more highly compensated.

     Regarding the cash bonus, the most senior executives in 1996 were to have the opportunity to earn a bonus of 50 to 200 percent of a guideline ranging between 40 and 50 percent of their base compensation, whereas for executives in a development or mine management function the guideline was 35 percent and for staff executives 25 percent. All guidelines were set in March 1996 after the establishment (in November 1995) of the 1996 Operating Plan for the Corporation, and involved ore reserve, production cost, production volume, support services cost and operations spending criteria. Guidelines could be met in whole or in part or surpassed and bonuses would reflect this. The weighting of the criteria would vary in the executive ranks, depending on the nature of an individual's job responsibility, and all executives would be penalized should the Corporation fail to meet safety standards.

     The share option component of the executive compensation plan was set as a function of base salary and the price for the Corporation's common shares measured at 100 percent of market on the date of grant.

FISCAL 1996 EXECUTIVE COMPENSATION

     For the financial year ended December 31, 1996 the following summarizes executive compensation recommended by the Committee and approved by the Board of Directors. Share option grants were generally made in accordance with the formula and for the reasons described above. The numbers of shares covered by option grants to the named executive officers are set out in the Summary Compensation Table and the Table of Option Grants shown at pages 8 and 9.

     Salary - The Committee decided in general to increase executive salaries by four percent. In the case of 12 of the 19 most senior executives increases were set on this basis. Six executives received increases ranging from 7 to
16.3 percent, and one executive received no increase, in all cases attributable to changes in job responsibility and an assessment of what industry would pay on average for the particular job.

     Cash Bonus - The Committee set guidelines for the ore reserve, production cost, production volume, support services cost and operations spending components of the 1996 bonus plan. The weighting of bonus components varied according to the nature of the function or responsibility assigned to an executive officer or other participant in the bonus plan. Within each classification the target percentage was allocated among the five criteria.

     For seven participants in the cash bonus plan, the actual payout of cash bonus was either at guideline or above guideline. For the remaining participants, the actual payout of cash bonus was less than guideline. As to executive bonuses paid, the average payment represents 63 percent of guideline, with success in achieving production rates while controlling costs being the factors contributing to this result.

     As to safety, the Committee continued its policy that lost time accidents at each mine site must not exceed a predetermined target. At one of the four mine sites lost time accident performance did not meet target and the bonus for the mine manager was reduced. Corporation-wide there were 23 lost time accidents. The accident incident rate was 1.04 for each 200,000 employee-hours worked compared with the average rate of 2.75 reported by organizations subject to the United States Mine Safety and Health Act.

     Additionally, if a fatality were to occur, safety deductions would be applied as follows: (i) the general manager of the location at which the fatality occurred 20 percent, (ii) the vice president in charge of operations 15 percent, (iii) senior executives 10 percent, and (iv) other executives 5 percent. In 1996 there was one fatality and safety deductions were applied against bonuses.

     Performance Compared to 1996 Operating Plan - The Committee believes that planned operating results are critical to the establishment of bonus levels. Accordingly, the 1996 bonus plan was established to reward executives whose performance helped the Corporation meet targets contemplated by the 1996 Operating Plan. Production and cost performance were better than target while support services cost exceeded target and bonus payments for these components were calculated accordingly. Gold reserves declined at producing mine sites and development sites with the Corporation's decision to write off its investment in the Alaska-Juneau property having the greatest effect. As a result of this write off, the Compensation Committee decided that all senior officers but one, who only joined the Corporation during 1996, should be penalized for the reserve reduction and the bonus payments were reduced accordingly.

     A total of U.S.$535,346 in bonus was paid to 20 executives in early 1997 for 1996 performance. The Committee recognizes the dedication and hard work by all of these executives and believes that performance and shareholder value mandate bonus payments at the formula level measured by the criteria established in March 1996. The Committee has discretion to adjust bonus payments for individual executives but, except for the Chief Executive Officer, declined to exercise that discretion for 1996. In response to his recommendation, the Compensation Committee decided that the Chief Executive Officer should be paid no bonus for 1996.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation for each of the Chief Executive Officer and the four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Corporation's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Committee should determine that it is appropriate to pay one or more executive officers in excess of the annual maximum deductible amount it will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

OTHER REMARKS

     In summary, the Committee believes it is important to compensate officers on a basis which reflects industry practice but which also considers corporate objectives and performance. Base salaries are established by reference to competitor practice, and the Corporation tends to pay its executives at an average or, in the case of staff executives, slightly above average rate, compared with other North American precious metal producers. The cash bonus plan is aligned to short-term objectives and performance, with reserve strategy and production and cost/spending performance being the criteria selected for the 1996 financial year. The Corporation's share incentive plan is used as a long-term compensation technique and aligns management's objectives with those of the shareholders. While monitoring reserves is an ongoing discipline, the Corporation relies on executives to build reserves over time and facilitate future production and other long term goals designed to create value for the shareholders.

     The Committee is of the view that the compensation practices followed for 1996 have achieved an equitable balance between rewarding executives and managing the business of the Corporation for all shareholders.

John Gilray Christy, Chairman
Pierre Choquette, Carlos A. Ferrer, Monica E. Sloan, R. Geoffrey P. Styles

PERFORMANCE GRAPH

     The graph below, expressed in U.S. dollars, compares over five years the percentage change in the cumulative return to a holder of common shares in the Corporation with the cumulative performance of the S & P 500 Index, The Toronto Stock Exchange Gold Index and the price of gold. The graph assumes an investment of U.S.$100 on December 31, 1991 and the reinvestment of dividends paid during the five year period.

COMPARISON OF CUMULATIVE RETURNS

            ECHO BAY                                      S&P
YEAR         COMMON          GOLD          TSE GOLD       500

1991         100.0          100.0           100.0        100.0
1992          66.7           94.3            99.0        107.6
1993         175.1          111.0           193.7        118.5
1994         145.5          108.5           164.9        120.0
1995         141.5          109.5           185.4        165.1
1996          92.3          104.5           141.8        203.1


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

     Robert L. Leclerc, Q.C., a director and Chairman of the Corporation, was, until June 30, 1996, Chairman and Chief Executive Officer of and a partner in Milner Fenerty, which provides legal services to the Corporation.

     John F. McOuat is a director, officer and shareholder of Watts, Griffis and McOuat Limited ("WGM") which, from time to time, performs professional consulting services for the Corporation and affiliates. In 1991 certain affiliates of WGM sold their working interest in the Alaska-Juneau property to the Corporation for cash and other consideration. Notwithstanding the Corporation's decision to proceed no further with development of the Alaska-Juneau property and write it off, the Corporation is obligated to make three more annual payments of Can.$500,000 to the WGM affiliates. The interest of Mr. McOuat and members of his immediate family in this transaction, whether direct or indirect, is approximately 30 percent.

INDEBTEDNESS OF MANAGEMENT

     The Corporation has made loans available to certain persons employed by the Corporation or an affiliate to assist with employee relocation. The loans are for five years with an interest rate of nine percent per annum but for the first three years the interest is rebated to the employee. At the end of three years, interest at the lower of nine percent or the applicable federal rate for short-term loans determined pursuant to the U.S. Internal Revenue Code will be payable monthly until maturity. At maturity the loans may be renegotiated for a further five-year period.

     The following table shows, in United States dollars, the particulars of indebtedness by officers in excess of U.S.$60,000 for the period January 1, 1996 to March 14, 1997:

                                                           Balance
                                Nature       Maximum   outstanding
                                of           balance      at March  Interest
    Name           Capacity     loan       in period      14, 1997      rate
---------         ----------   ------      ---------     ---------     -----
R. L. Leclerc      Chairman     Housing     $150,000      $150,000      9.00

                             APPOINTMENT OF AUDITORS

     The persons named in the enclosed form of proxy intend to vote for the appointment of Ernst & Young as the auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young have been the auditors of the Corporation since 1985. One or more members of the auditors will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

                               1996 ANNUAL REPORT

     The annual report for the year 1996, including financial statements and other information with respect to the Corporation, has been mailed to each shareholder. Additional copies of the annual report may be obtained by writing to the Corporation.

               PROPOSED AMENDMENT TO EMPLOYEE SHARE INCENTIVE PLAN

     In May 1983 the Board of Directors of the Corporation created an employee share incentive plan (the "Plan"), under the terms of which a specified number of common shares of the Corporation were reserved for the grant of options to directors, officers and employees of the Corporation. At present 161 individuals participate in the Plan. From time to time the Plan has been amended by the Board of Directors, with shareholder approval, adjusting the number of common shares reserved for option grants. At present, 8,000,000 shares have been authorized under the Plan and there remain 337,992 common shares available for additional share option grants. At its meeting on February 13, 1997 the Board of Directors made a further amendment to the Plan with respect to which the shareholders will be asked at the meeting to enact a confirming resolution. This amendment provides for an increase in the aggregate number of common shares of the Corporation which have been reserved for the grant of options from 8,000,000 to 13,000,000.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     There are no Canadian Federal income tax consequences to the Corporation or to a grantee upon the grant of an option under the Plan. If an option is exercised, the excess, if any, of the fair market value of the common shares at the time of acquisition over the option price for such shares will be a taxable benefit of employment to the grantee in the year in which the shares are acquired. In certain circumstances, only three-quarters of such benefit will be taxable, provided that the exercise price for the shares is not less than their fair market value at the time the option is granted. In calculating its taxable income, the Corporation will not be entitled to deduct any amount in respect of the taxable benefit received by a grantee who exercises an option.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     There are no United States Federal income tax consequences to the Corporation or to a grantee upon the grant of an option under the Plan. All option grants to date under the Plan have been non-qualified stock options. Upon the exercise of such an option, the difference between the market value of the common shares on the date of exercise and the option price is taxable to the employee as ordinary income. There are tax consequences to a corporation that is subject to United States income tax upon the exercise of options by grantees but the Corporation is not subject to United States income tax.

RECOMMENDATION

     The Board of Directors believes that grants under the Plan are an effective means of strengthening the ability of the Corporation to attract and retain in its employ persons of sufficient training, experience and ability upon whose judgment, initiative and efforts the successful conduct of its business depends. After having re-assessed the Plan, the Board of Directors has decided that the authorization of additional shares for grants under the Plan is necessary at this time in order to make a sufficient number of authorized shares available under the Plan.

     The persons named in the enclosed form of proxy intend to vote for the resolution confirming the amendments to the Plan.

                      PROPOSED RESTRICTED SHARE GRANT PLAN

     At its meeting held February 13, 1997 the Board of Directors created a plan which will provide for grants of restricted shares by the Compensation Committee to eligible employees (the "RSG Plan") . An "eligible employee" is a person who, at the time of a grant, is an officer of the Corporation or a subsidiary of the Corporation.

     An aggregate of 750,000 common shares of the Corporation has been set aside and reserved for the making of grants under the RSG Plan. The Compensation Committee may, from time to time, make grants of restricted shares to eligible persons and decide that such a grant may entitle the grantee to receive, not less than six months from the date of grant (the "vesting period"), a certificate representing a portion of the shares contemplated by the grant. The grantee must have performed substantial services for the Corporation or a subsidiary during the vesting period to be entitled to take delivery of the shares contemplated by the grant. The Compensation Committee would make subsequent determinations as to delivery or entitlement of the grantee to receive the balance of the shares contemplated by the grant. If the service of a grantee were terminated for cause or resignation, the grantee would immediately forfeit any right to receive common shares of the Corporation covered by a grant made pursuant to the RSG Plan. If, before completion of the vesting period, the service of a grantee were terminated for any reason other than cause or resignation, the grantee or the grantee's estate would only be entitled to take delivery of the common shares which are scheduled to vest, and then only at the end of the vesting period, and would otherwise forfeit any right to receive common shares of the Corporation covered by a grant made pursuant to the RSG Plan.

     There is no assurance that any grants will be made in a given year, that all or any part of the shares contemplated by a grant will be delivered, that once a grant has been made another grant will be made in a subsequent year or as to the identity of eligible employees who might at any time receive a grant.

     The Board of Directors believes that the RSG Plan benefits the Corporation's shareholders by enabling executives to own common shares, thus aligning executive pay with shareholder interests. In addition, the Board considers it necessary to increase the retentive effect of the Corporation's compensation practices through a plan which will provide an incentive for executives to enhance shareholder value and remain in the Corporation's employ.

     The persons named in the enclosed form of proxy intend to vote for the resolution establishing the RSG Plan.

                               1998 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before February 13, 1998.

     The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.

     Dated at Edmonton, Alberta, Canada this 31st day of March 1997.


                                   Lois-Ann L.Brodrick
                                   Secretary




                               ECHO BAY MINES LTD.
                               1210 Manulife Place
                               10180 - 101 Street
                            Edmonton, Alberta, Canada
                                     T5J 3S4